AMENDED AND RESTATED
DEFERRED COMPENSATION PENSION RESTORATION PLAN OF

National Rural Utilities Cooperative Finance Corporation
REA#: 47260

(Deferred Compensation without Severance Pay)

Intent and Construction. This Plan is intended to be an unfunded and unsecured plan sponsored and maintained by the Cooperative primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees of the Cooperative.

1.    Definitions. In addition to terms defined in quotations in parentheticals, the following definitions shall apply for purposes of the Plan:

“Actuarial Equivalent” means a benefit of equivalent present value as of the date payment commences to a stated benefit value under the Plan, determined in accordance with Section 21 of the Retirement Security Plan (“RS Plan”) (or successor provision).

“Beneficiary” shall mean the beneficiary of a Participant designated pursuant to Section 8(c).

“Board” means the Board of Directors of the Cooperative.

“Code” means the Internal Revenue Code of 1986, as amended.

“Deferred Compensation PRP” or the “Plan” means this Amended and Restated Deferred Compensation Pension Restoration Plan of the Cooperative.

“Disability” or “Disabled” means the following conditions are met:

(a)
The Participant satisfies the requirements necessary for the receipt of total disability benefits under the Long-Term Disability Plan for Employees of NRECA Member Systems (the “LTD Plan”), as the LTD Plan may be amended from time to time (whether or not the Cooperative for whom the Participant was employed actually participates in the LTD Plan); and

(b)
The Participant has continued to make participant contributions to the RS Plan, if required, for the six-month period commencing with the first day of the month coincident with or next following the date his active employment ceased.

“Eligible Cooperatives” shall consist of those Cooperatives that:

(a)	Adopt the Amended and Restated Deferred Compensation PRP prior to January 1, 2015, provided they have an employee that is eligible to participate no later than December 31. 2014, or

(b)
Did not adopt the Amended and Restated Deferred Compensation PRP prior to January 1, 2015, but who following 2014 subsequently identify an employee as having compensation as defined by the Cooperative’s RS Plan in excess of the applicable Code § 401(a)(17) maximum compensation amount for benefits earned during the 2014 Plan Year, and who subsequently adopt the Deferred Compensation PRP prior to December 31, 2015 retroactive to January 1, 2015. Such Cooperative will become eligible effective January 1, 2015, provided the covered employee or employees are part of the Grandfathered Group Participants, and provided further the Cooperative agrees to pay to the RS Plan trust amounts attributable to compensation in excess of the Code § 401(a)(17) limits that would have been paid to the trust if the employee had begun participation in the first year the employee was eligible to participate.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, including regulations and applicable authorities promulgated thereunder.

“Final Average Salary” means the same as the definition of Final Average Salary of Paragraph 2.13 of the RS Plan (or successor provision).

“Grandfathered Group Participants” means those employees of an Eligible Cooperative who satisfy the eligibility criteria below as of and no later than December 31, 2014, that are:

(a)	A Participant in their Cooperative’s current Deferred Compensation PRP,

(b)	Eligible to participate in the Amended and Restated Deferred Compensation PRP prior to December 31, 2014, because they:

(1)
Have or previously had compensation as defined by the Cooperative’s RS Plan in excess of the applicable Code §401(a)(17) limit for benefits earned prior to January 1, 2015, based on 2014 or earlier salary as determined no later than December 31, 2015; and/or

(2)	Have a pension limitation under Code § 415 occurring prior to January 1, 2015, and they have attained their Normal Retirement Date and elected to commence benefits under the RS Plan; and,

(c)
Are designated in writing by the Cooperative’s Board no later than December 31, 2015 as eligible to participate in the Amended and Restated Deferred Compensation PRP as part of a “select group of management or highly compensated employees” as such term is used in ERISA.

“Initial Vesting Date” means the date on which the substantial risk of forfeiture first lapses.

“NRECA” means the National Rural Electric Cooperative Association.

“Normal Retirement Date” means the date designated by the Cooperative in its RS Plan Adoption
Agreement.

“Participant” means an employee of the Cooperative designated by the Cooperative’s Board as a member of a select group of management or highly compensated employees who has been designated as an eligible participant in the Amended and Restated Deferred Compensation PRP.

“Pension Limitation” means the difference between the single sum equivalent of (i) the Participant’s accrued benefit from the RS Plan as calculated by NRECA without limitations provided in Code §§ 401(a)(17) and 415, and (ii) the Participant’s accrued benefit from the RS Plan as calculated by NRECA after application of the limitations of Code §§ 401(a)(17) and 415, each of which is calculated at the time a Participant is entitled to a payment hereunder. For purposes of determining a Participant’s Pension Limitation, the definitions and rules in the RS Plan shall apply to this Plan, unless otherwise provided herein. For example, a Participant’s final average pay shall be based on “Final Average Pay” as defined in the RS Plan.

“Plan Year” means the 12-month period beginning on January 1 and ending on December 31.

“RS Plan Benefit Election Date” means the date on or after a Participant’s Normal Retirement Date on which a Participant elects to commence benefits from the RS Plan but has not separated from service and thus may continue to accrue benefits under the RS Plan.

“Retirement Security Plan or RS Plan” means the RS Plan as adopted by the Cooperative that has adopted this Amended and Restated Deferred Compensation PRP.

“Subsequent Vesting Date” means a vesting date occurring after the Initial Vesting Date.

2.    Participation.

(a)    The participants in the Deferred Compensation PRP eligible for benefits shall be Grandfathered Group Participants who are a select group of management or highly compensated employees of the Eligible Cooperative whose compensation exceeds the limits of Code § 401(a)(17) and/or whose benefit exceeds the limits of §415, and who are designated in writing by the Board on the attached Schedule (or similar document adopted by the Board) as participants, and who on the date of their attainment of the Normal Retirement Date, or upon such other date as the Board may designate, have a Pension Limitation, as defined in Section 1 of this Deferred Compensation PRP, applied to reduce the amount of payment that would otherwise be payable by the RS Plan sponsored by NRECA. An individual whose Cooperative is not eligible for a funding credit for the individual through the RS Plan shall not be considered eligible to participate in the Plan, regardless of whether they are identified or were identified as eligible to participate by the Cooperative or in this Plan document.

(b) The Plan must be adopted by the Cooperative’s Board in the same Plan Year in which the Participant becomes eligible for participation in the Plan, including in the case of a Participant that becomes eligible for participation after reaching his Normal Retirement Date. Notwithstanding the foregoing, only a Cooperative that is an Eligible Cooperative may adopt the Plan and only with respect to Grandfathered Group Participants.

3.    Benefit Payment.

(a)     The Deferred Compensation PRP Benefit payable for a Participant under the Deferred Compensation PRP is the amount of the Pension Limitation for the Participant.

(b)    The single lump sum for payment shall be the Actuarial Equivalent of the Pension Limitation.

(c)    In determining the Participant’s pension benefit from the RS Plan to determine the Pension Limitation there shall be included in the calculation amounts paid in cash to the Participant or his beneficiary, transferred to an individual retirement account or annuity for the benefit of the Participant or Beneficiary or transferred to the Participant's account in the NRECA 401(k) Pension Plan in such a manner to ensure that periods of benefit service are not included more than once in any determination of PRP accruals.

(d)    In the event a Participant in the Deferred Compensation PRP is eligible to receive more than one Deferred Compensation PRP benefit (for example, in the case of a Participant who receives his Deferred Compensation PRP benefit before the RS Plan benefit can be paid, and subsequently earns and becomes vested in another Deferred Compensation PRP benefit), the Pension Limitation shall be calculated for each benefit payment. In addition, any subsequent Deferred Compensation PRP Benefit shall be offset to take into account any Deferred Compensation PRP Benefit previously paid to the Participant by adding the differences between (i) and (ii) described in the Pension Limitation definition for the previous payments to the amount under (ii) in the Pension Limitation definition for the current payment.

(e)If a Participant attains the PRP stated vesting date, but continues to be employed by the Cooperative, any subsequent PRP accruals are subject to the following conditions:

(i)
Any Subsequent Vesting Date established by the Board, if any, shall not be less than 24 months from the previous vesting date, provided that the Cooperative must notify NRECA in writing of the subsequent vesting date within sixty (60) days of the prior vesting date;

(ii)
If no Subsequent Vesting Date is established, then further benefits under the Deferred Compensation PRP shall be calculated each Plan Year, and the first day of each Plan Year shall be treated for Section 4 as a new Subsequent Vesting Date. Credits for payments under this section (ii) are available for application to RS billings at the end of the year for which payments are made.

(f)    The named fiduciary of the RS Plan, or its designee, for purposes of the Cooperative’s credit, has the sole discretion under the RS Plan to disregard amounts that significantly exceed the RS Plan’s salary increase assumptions and are large enough to substantially increase the cost of employee pensions that have not been reflected in the RS Plan billing rate when such significant increases occur during the years preceding the date the

Participant’s benefits commence under the RS Plan. To the extent such amounts are disregarded under the RS Plan, they shall be disregarded for purposes of the Pension Limitation. This authority is limited to funding purposes and shall not be interpreted or construed as discretion with respect to this Plan for purposes of eligibility or benefits.
(g)    In determining the Participant’s pension benefit from the RS Plan for purposes of the Pension Limitation, an increase in benefits due to a Special Early Retirement Program will not be included in the Pension Limitation calculation.
(h)     If a Participant incurs an RS Plan Benefit Election Date, the Participant’s Pension Limitation shall be determined as of such date and the Participant’s benefit under this Plan shall be based on such amount with respect to participation in the RS Plan through the RS Plan Benefit Election Date. The lump sum value of such amount may, solely in the discretion of the Cooperative, may be credited to an account. The account shall be adjusted based upon the investment experience of such amount whether held in trust or otherwise separately accounted for, to provide the basis pursuant to which earnings and losses may be attributed and credited to the account of the Participant. The investment vehicle, vehicles, or funds for purposes of measuring the value of the amount credited to the account of the Participant shall be determined by the Cooperative. However, the Participant, in the sole discretion of the Cooperative, may designate the investment vehicle to be used for purposes of measuring the value of the amount credited to the account of the Participant. Neither the trustee of the trust with respect to which assets may be held nor the Cooperative shall be obligated to make actual investments in any such investment vehicles or funds. The account established pursuant to this subsection (h) shall be maintained for bookkeeping purposes only and shall not represent any actual investment made by the Cooperative or a trust. The Participant shall at all times remain an unsecured creditor of the Cooperative. If the Cooperative decides not to credit an account based on investment experience as described in this subsection (h), then the Participant’s benefit under this Plan, if and when paid, shall be based on such amount with respect to periods of participation in the RS Plan through the RS Plan Benefit Election Date.

4.    Benefit Forfeitable by Participant.

(a)    The benefit provided in Section 3 is subject to a substantial risk of forfeiture and shall be forfeited in its entirety if the Participant's employment with the Cooperative is terminated for any reason before the vesting date the Cooperative has specified in writing for each Participant under this Deferred Compensation PRP. If the Cooperative does not specify such a date for any Participant then such date shall be the Participant’s Normal Retirement Date. For purposes of this default rule, in the case of a Cooperative’s RS Plan that defines Normal Retirement Date as the earlier of an age or completion of a stated years of service, participation, or similar measure, the Normal Retirement Age for vesting shall be the stated age.

(b)    In any event, a forfeiture shall not occur if the termination of the Participant's employment with the Cooperative is caused by death or Disability.

(c)    Participants’ eligibility for benefits under this plan shall not be transferrable to another employer. The RS Plan will not provide a refund or other credit to a Cooperative as a result of the transfer of an employee who was previously covered under this PRP.

(d)    It is the intention of the Cooperative that the forfeiture provision of this Deferred Compensation PRP shall constitute a substantial risk of forfeiture as defined in Code § 457(f)(3)(B).

(e)    No vesting date established under a prior version of this Plan may be changed by the adoption of the Amended and Restated Pension Restoration Plan.

5.    Timing and Form of Payment.

(a)    The Deferred Compensation PRP Benefit shall be payable to the Participant (or if deceased to his Beneficiary) from the general assets of the Cooperative in a lump sum payment immediately upon the lapse of the substantial risk of forfeiture specified by the Cooperative in writing pursuant to Section 4, above, but in no event later than two and a half months following the calendar year in which the lapse of the substantial risk of forfeiture occurs; however, payments received by a Participant in the year following the year of the lapse of the risk of forfeiture shall be treated as includable income for the year the risk of forfeiture lapsed. The Cooperative has the sole responsibility for compliance with the timely payment of Deferred Compensation PRP benefits. Payment of benefits may be delayed if calculation of the Pension Limitation cannot be performed for any reason (including because necessary data is not available or has not been provided to NRECA), but in no event will payment occur later than two and a half months following the calendar year in which the lapse of the substantial risk of forfeiture occurs. If a Participant has one or more Subsequent Vesting Dates, then payment shall occur no later than two and a half months following the calendar year in which each such Subsequent Vesting Date occurs.

(b)    The Cooperative shall make arrangements to satisfy any federal, state or local income tax withholding requirements, employment taxes, or other requirements applicable to the granting, crediting, vesting, or payment of benefits under the Plan. There shall be deducted from any payment under the Plan or any other compensation payable to the Participant all taxes which are required to be withheld by the Cooperative in respect to such payment or the Plan. Determining withholding and payment of taxes shall be the responsibility of the Cooperative and not NRECA.

6.    Termination and Amendment. The Board may amend any or all provisions of this Plan at any time by written instrument identified as an amendment effective as of a specified date. The Deferred Compensation PRP may be terminated in whole or in part at any time by action of the Board. However, no such termination or amendment shall reduce any benefit accrued by a Participant in this Plan prior to the effective date of the termination or amendment.
7.    Assets of the Plan and Benefit Payments. The benefits under this Deferred Compensation PRP shall be payable from the general assets of the Cooperative. The Cooperative may elect to place assets in a grantor trust to provide itself with a source of funds to meet its liabilities under the Plan, provided that the assets of such trust remain subject to the general creditors of the Cooperative. No part of the Participant's benefit shall be liable for the debts, contracts, or engagements of any Participant, nor shall a Participant's benefit be subject to execution, levy, attachment, or garnishment. No Participant (or his or her successor or assigns) shall have any right to alienate, anticipate, sell, transfer, encumber, or assign any benefits or payments hereunder in any manner whatsoever.

8.    Death of Participant.

(a)    Death Prior to Vesting Date. In the event of a Participant’s death prior to his attainment of the Initial Vesting Date, the amount of vested benefits to be paid to the Participant’s Beneficiaries is determined using the same calculation methodology used in the RS Plan to determine the amount payable to the Participant’s beneficiaries from the RS Plan.

(b)    Death Following Vesting Date. In the event of the death of a Participant who has attained an Initial Vesting Date or Subsequent Vesting Date and has received a PRP benefit, the death benefit payable by the Deferred Compensation PRP is calculated using the same methodology as used by the RS Plan to determine the amount of a death benefit payable from the RS Plan. Such calculation shall apply the 50% reduction (if applicable) to the amount of the PRP benefit in the same manner as is applied to the RS Plan benefit. In the event that the total of all PRP benefits paid previously to the Participant, plus the amount due as a result of death, exceed 50% of the total of the RS Plan benefit, no adjustment of the PRP benefit previously paid will be made. The PRP benefit will be separately calculated as of the date of death and include the period of service measured from the date of the most recent calculation and payment of a PRP benefit.

(c)    Beneficiary. A Participant’s Beneficiary shall be designated at such times and on the forms prescribed by the Board. If the Participant fails to name a Beneficiary, the Beneficiary shall be the Participant’s beneficiary under the RS Plan.

9.    Disability. A Participant who becomes Disabled, and whose participation in the RS Plan continues under the RS Plan waiver will cease accruing PRP benefits as of the date on which he is determined to be Disabled. The PRP benefit will be calculated as of the date on which the Participant is declared Disabled, and the Cooperative will distribute the PRP benefit to the Participant within 60 days, but in no event less than 2 ½ months following the end of the calendar year in which the PRP benefit has vested due to Disability.

10. General Administrative Powers and Duties.

(a)    General administration of the Plan shall be placed in the Board. The Board shall have the power to take all actions required to carry out the provisions of the Deferred Compensation PRP and shall further have the following powers and duties which shall be exercised in a manner consistent with the provisions of the Deferred Compensation PRP:

(i)    To construe and interpret the provisions of the Deferred Compensation PRP and make rules and regulations under the Deferred Compensation PRP to the extent deemed advisable by the Board,

(ii)    To decide all questions as to eligibility to become a Participant in the Deferred Compensation PRP and as to the rights of Participants under the Deferred Compensation PRP,

(iii)    To file or cause to be filed all such reports and other statements as may be required by any federal or state statute, agency or authority for the Deferred Compensation PRP, and

(iv)    To do such other acts as it deems necessary to administer the Deferred Compensation PRP in accordance with its provisions or as may be required by law.

(b)    Notwithstanding any provision of this Plan, NRECA is the sole authority with respect to application of any credit to the Cooperative as an offset to the Cooperative’s RS Plan billings. NRECA may reduce or eliminate the amount of any credit if in its’ judgment the PRP benefit is not fully funded as a result of actions by the Cooperative, including, but not limited to, an unreasonable increase in a Participant’s compensation in years preceding the date the Participant’s substantial risk of forfeiture lapses, or if the Cooperative approves participation of an employee who does not satisfy eligibility requirements under this Plan and federal law. This authority is limited to funding purposes and shall not be interpreted or construed as discretion with respect to this Plan for purposes of eligibility or benefits.

11.    Grant of Discretion. In discharging the duties assigned to it under the Deferred Compensation PRP, the Board and its delegates have the discretion and final authority to interpret and construe the terms of the Deferred Compensation PRP; to determine coverage and eligibility for and amount of benefits under the Deferred Compensation PRP; to adopt, amend, and rescind rules, regulations and procedures pertaining to its duties under the Deferred Compensation PRP and the administration of the Deferred Compensation PRP; and to make all other determinations deemed necessary or advisable for the discharge of its duties or the administration of the Deferred Compensation PRP. The discretionary authority of the Board and its delegates is final, absolute, conclusive and exclusive, and binds all parties so long as exercised in good faith. Any judicial review of any decision of the Board or its delegates shall be limited to the arbitrary and capricious standard of review.

12.    Claim Adjudicator. All claims for benefits under the Deferred Compensation PRP shall be determined by the Cooperative, which shall be the administrator and named fiduciary of the Plan for purposes of Section 503 of ERISA with respect to adjudication of such claims for benefits under the Deferred Compensation PRP.

13.    Claim Procedure. Upon the submission of a claim for benefits under the Deferred Compensation PRP to the Cooperative, notice of a decision with respect to the claim shall be furnished within 90 days. If circumstances require an extension of time for processing the claim, written notice of the extension shall be furnished by the Cooperative to the claimant prior to the expiration of the initial 90 day period. The notice of extension shall indicate the circumstances requiring the extension and the date by which the notice of the decision with respect to the claim shall be furnished. Commencement of benefit payment shall constitute notice of approval of a claim to the extent of the amount of approved benefit. If such claim is wholly or partially denied, such notice shall be in writing and worded in a manner calculated to be understood by the claimant and shall set forth (a) the reason or reasons for the denial, (b) specific reference to pertinent provisions of the Deferred Compensation PRP on which the denial was based, (c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and (d) an explanation of the claims review procedure. If the claimant is not notified of the decision in accordance with this Section, such claim shall be deemed denied and the claimant shall then be permitted to proceed with the claims review procedure provided below.

14.    Claims Review Procedure.

(a)     Within 90 days following receipt of notice of a claim denial, or within 90 days following close of the 90 day period referred to in Section 13 of the Plan, the claimant must file an appeal of the denial of a claim in writing with the Board requesting a review of such denial.

(b)    Prior to a decision on the appeal by the Board, the claimant or the claimant's duly authorized representative may review pertinent documents and submit issues and comments in writing for consideration. The issues and comments submitted by a claimant or the claimant's duly authorized representative shall supplement the administrative record on which the appeal is to be decided and should contain all of the additional information the claimant wishes to be considered in the review.

(c)    Within 60 days following receipt of an appeal, the Board shall render a written decision. If circumstances require an extension of time for reviewing an appeal, written notice of the extension shall be furnished to the claimant or the claimant's authorized representative prior to the commencement of the extension. If an extension of time is elected, the Board shall render its decision within 120 days after receipt of the appeal.

(d)    The Board's decision on the appeal shall be in writing, worded in a manner calculated to be understood by the claimant, and shall set forth (a) the reason or reasons for the decision and (b) specific reference to pertinent provisions of the plan on which the decision is based.

(e)    Any action brought for judicial review of the Board’s decision may be made only after the claims review process is completed and must commence within one year of the date on which the Board renders its final decision to the claimant in writing.

15.    Notices.

(a)     The Cooperative shall notify NRECA in writing upon the occurrence of any of the following events:

(i)    The date each plan Participant is vested in the Deferred Compensation PRP benefit and due a payment,

(ii)    The payment of any benefits to a Participant in the Deferred Compensation PRP, including the amount and time of the benefit payment,

(iii)    The adoption, amendment or termination of the Deferred Compensation PRP, including a copy of the signed Deferred Compensation PRP as adopted or amended and the Board resolution authorizing such action or the resolution authorizing the termination of the Deferred Compensation PRP, and

(iv)        The date on which the Participant incurs an RS Plan Benefit Election Date under the RS Plan.

(b)    All notices sent to NRECA shall be mailed to:

Debi Strong
Manager of Deferred Compensation Products
Deferred Compensation Products Group
Insurance & Financial Services Department
National Rural Electric Cooperative Association
4301 Wilson Boulevard
Arlington, Virginia 22203.

16.    No Right to Employment. Nothing in the Deferred Compensation PRP shall constitute, nor be interpreted to constitute, a promise or representation of the employment or continued employment of any individual by the Cooperative or other entity.

17.    No Waiver or Estoppel. No term, condition or provision of the Deferred Compensation PRP shall be deemed to have been waived, and there shall be no estoppel against the enforcement of any provision of the Deferred Compensation PRP, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

18.    Misstatements of Information. In the event of any misstatement of any fact affecting benefits and eligibility for benefits, the true facts shall be used to determine eligibility and benefits.

19.     Applicable Law. The provisions of this Deferred Compensation PRP shall be construed according to the laws of the State of Virginia, except as preempted by Federal law and in accordance with the Code and ERISA.

20.    Code § 409A. The Plan is intended to be exempt from Code § 409A as a short-term deferral plan because benefits under the Plan must be paid no later than two and a half months following the calendar year in which the lapse of the substantial risk of forfeiture occurs. However, to the extent that for any reason any benefit provided under the Plan is treated as deferred compensation for purposes of Code § 409A, then notwithstanding any provision to the contrary in this Deferred Compensation PRP, each provision in this Deferred Compensation PRP shall be interpreted to comply with Code § 409A and the guidance issued thereunder. Any provision of the Deferred Compensation PRP that would conflict with such requirements shall not be valid or enforceable.

IN WITNESS WHEREOF, Cooperative has caused this document to be executed effective as of     December 15, 2014.

National Rural Utilities Cooperative Finance Corporation
Cooperative

Date: December 15, 2014	By: /s/ SHELDON C. PETERSEN
Sheldon C. Petersen

DEFERRED COMPENSATION PENSION RESTORATION PLAN
LIST OF GRANDFATHERED PARTICIPANTS AND VESTING DATES

In accordance with Section 2, 3, and 4 of the Deferred Compensation Pension Restoration Plan (the “Plan”), (the ”Cooperative”) has specified the following individuals as covered employees, and the PRP vesting dates for the Participants below. If a Participant in the Plan does not have a specified vesting date, then the vesting date shall be the normal retirement date for the Participant under the Retirement Security Plan. For purposes of this default rule, in the case of a Cooperative’s RS Plan that defines Normal Retirement Date as the earlier of an age or completion of a stated years of service, participation, or similar measure, the Normal Retirement Age for vesting shall be the stated age as set forth in section 4(a). Any employee of the Cooperative that is otherwise eligible to participate in the Deferred Compensation Pension Restoration Plan, but who is not listed as a covered employee below will not be eligible for benefits under the plan. Eligibility is not transferrable to another employer or Cooperative that sponsors their own plan. Additionally, an individual listed below who does not also satisfy the eligibility requirements, or whose Cooperative is not eligible for a funding credit for the individual through the RS Plan, shall not be considered eligible to participate.

PRP Schedule

PRP Participant	Vesting Date

1. Sheldon Petersen	12/15/2007
2. John Borak	09/08/2006
3. John List	12/15/2007
4. Steven Lilly	12/15/2007
5. John Evans	12/15/2007
For purposes of Section 4 of the Plan, the vesting date set forth herein is the date as of which there no longer is a substantial risk of forfeiture relating to the PRP Benefit of the listed participants.

National Rural Utilities Cooperative Finance Corporation
Cooperative

Date: December 15, 2014	By: /s/ SHELDON C. PETERSEN
Sheldon C. Petersen